                                                                 Exhibit 23.10

                           CONSENT OF INDEPENDENT AUDITORS



To the Stockholders and Directors of
American Family Holdings, Inc.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated October 31, 1997, relating to the financial statement of American Family Holdings, Inc., as of September 30, 1997; and our reports dated May 27, 1997 relating to the financial statements of the Oceanside Program, the Yosemite/Ahwahnee Program, the Mori Point Program and the Sacramento/Delta Greens Program for each of the two years in the period ended December 31, 1996, which are contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus



                                        BDO Seidman, LLP

                                        /s/ BDO Seidman, LLP

Los Angeles, California
January 10, 1998